April 9, 2018 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We have read the statements made by Guggenheim Credit Income Fund 2019 (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 304(a)(1) of Regulation S-K, as part of Item 4.01 of Form 8-K of Guggenheim Credit Income Fund 2019 dated April 9, 2018 (April 4, 2018). We agree with the statements concerning our Firm contained therein. Very truly yours, /s/PricewaterhouseCoopers LLP New York, New York Exhibit 16.1